EXHIBIT 10.1

AMENDMENT NUMBER ONE

TO AGREEMENT BY AND BETWEEN

HEARST COMMUNICATIONS, INC. AND IVILLAGE, INC.

Amendment Number One to that certain agreement dated as of December 19, 2003 (“Agreement”) by and between Hearst Communications, Inc., Hearst Magazines Division, a Delaware corporation (“Hearst”) and iVillage, Inc. (“IV”) effective as of December 20, 2005.

Capitalized terms used herein and not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

1.             Section B of the “Whereas” clause is hereby amended by substituting “teenmag.com” for “teen.com”.

2.             Section 2(b) of the Agreement is hereby amended to add the following:  IV agrees to provide assistance to a third-party vendor designated by Hearst in creating syndicated feeds of Licensed Property to Distributors.

3.             Section 1(d) of the Agreement is hereby amended by adding the following:  Hearst acknowledges and agrees that four of the nine employees referred to in this Section 1(d) are subcontractors of IV.  Set forth herein as Exhibit 1(d) is a list of those nine employees and subcontractors.  In the event any such employee or subcontractor becomes unavailable for any reason, IV agrees to provide a replacement reasonably satisfactory to Hearst.  In addition to the nine employees/subcontractors described above, IV shall also make available to Hearst on a non-dedicated basis sufficient employees to provide services such as quality assurance, application development, database administration, operations/systems management and email marketing in support of efforts undertaken by the nine employees at Hearst’s direction, but in no event less than the extent to which such services are being provided as of the effective date of this Amendment.  IV acknowledges and agrees that Hearst shall retain George Gianakis (or a substitute if he is unavailable or Hearst so chooses) to perform ad operations for the Websites, including page tagging for targeting ads.  IV agrees to allow Gianakis or any substitute access to IV’s tools and facilities for purposes of performing such tasks.  If Gianakis is for any reason unavailable to perform such tasks, iVillage will work with Hearst to implement an alternative way for such tasks to be performed in a manner and for a cost to be mutually agreed.

4.             The rate card annexed at Exhibit D in the original Agreement will remain in effect.

5.             A new Section 1(n) is hereby added to the Agreement as follows:  IV hereby agrees to support and host a new website to be known as “GetReadyforProm.com” (the “Prom Website”), in accordance with the work order annexed hereto as Exhibit 1(n).  In all other respects, the Prom Website shall be considered a “Website” and shall be subject to the terms and conditions of the Agreement, as herein amended.  In full and complete consideration for IV’s services in connection with the Prom Website, Hearst shall pay a one-time fee of $50,000 within thirty (30) days of the effective date of this Amendment.

6.             Section 4(a) of the Agreement is hereby amended by increasing the number of impressions referred to in the first sentence from 100 million to 125 million.

7.             Section 4(c) of the Agreement is hereby amended by replacing the reference to Web Trends with Omniture, and by adding the following:  IV will deliver to Hearst those reports listed at Exhibit 4 (c) in accordance with the frequencies listed at that Exhibit.

8.             Section 5 of the Agreement is hereby amended by adding the following after the second sentence:  IV shall also be entitled to a commission in the amount of 30% of Net Subscription Revenue actually received by Hearst as a result of any online subscription orders generated on other websites owned or hosted by IV (or generated via direct link from such websites to a Hearst-designated site for subscription orders) such as, for example, GURL.com, but excluding those websites affiliated with other magazines published by Hearst which are produced by IV pursuant to a separate agreement between the parties dated as of December 19, 2003 (it being understood by the parties that IV’s entitlement to commission as a result of sales on those other websites is governed by the terms of that other agreement).

9.             Section 7(a) of the Agreement is hereby amended as follows:  The term of the Agreement is hereby extended until December 31, 2006.  The Agreement will not automatically renew; however, Hearst shall have the option, excercisable at its discretion, no later than September 1, 2006, to extend this Agreement for an additional six (6) month period expiring June 30, 2007, for the same Maintenance Fee, subject, however, to increase as set forth in section 11(b).

10.           Section 7(d) is hereby amended by adding the following:  In addition, and notwithstanding anything herein to the contrary, either party may terminate this Agreement in its entirety at any time and without liability upon one-hundred twenty (120) days advance written notice.

11.           Section 11(b) of the Agreement is hereby amended as follows:  The Maintenance Fee is hereby amended as follows, commencing as of December 20, 2005.

$35,000 per month in respect of the Seventeen website,

$5,000 per month in respect of the Teen website, and

$35,000 per month in respect of the CosmoGirl! Website.

12.           Section 14(c) of the Agreement is hereby amended by adding the following:  Notwithstanding the foregoing, in the event this Agreement expires or terminates for any reason, Hearst shall be entitled to make employment offers to Jesse Mumford and to any of those persons who are subcontractors.

13.           A new Section 14 (m) of the Agreement is hereby added as follows: Hearst shall have the right to terminate this Agreement effective immediately upon written notice in the event IV undergoes a “change in control”, provided such notice is given within ten (10) business days following such change in control.  As used above, change in control means (i) a sale of all or substantially all of the assets of IV, (ii) a merger or consolidation of IV with or into another corporation or other entity with the effect that, immediately after such merger or consolidation, none of the existing holders of IV voting stock (meaning securities having the right to vote in the election of directors) immediately before such merger or consolidation holds, and the existing holders of IV’s voting stock immediately before such merger or consolidation do not hold in the aggregate, at least fifty percent (50%) of the combined voting power of the then voting stock of the surviving corporation of such merger or the corporation or other entity resulting from such consolidation, (iii) the acquisition of twenty percent (20%) or more of the voting stock of IV by any entity other than Hearst; (iv) the adoption by IV of a plan of complete or partial liquidation; or (v) if a petition shall be filed against IV under any provision of the Bankruptcy Code or amendments thereto or if a receiver shall be appointed for IV or any of its property.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One as of the day and year first written above.

HEARST COMMUNICATIONS, INC.,
HEARST MAGAZINES DIVISION

By:	/s/ Richard Wilkie

iVillage, Inc.

By:	/s/ Steven A. Elkes
Steve Elkes
CFO, EVP, Operations & Business Affairs

[The following exhibits have been omitted and copies thereof will be furnished to the Securities and Exchange Commission supplementally upon request]

Exhibit 1(d) – List of Employees and Contractors

Exhibit 1(n) – Prom Website Work Order

Exhibit 4(c) – Usage Reports